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              SUBSIDIARIES OF PRODUCTION RESOURCE GROUP, L.L.C.

1.   PRG Finance Corporation, a Delaware corporation

2.   PRG Planning & Development, L.L.C., a Delaware limited liability company

3.   ECTS, A Scenic Technology Company, Inc.

4.   Showpay, L.L.C., a Delaware limited liability company

5.   Attraction Management LLC, a Delaware limited liability company